UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2026

Co-Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Utah	001-38148	46-2609363
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2401 S. Foothill Drive, Suite D, Salt Lake City, Utah	84109
(Address of principal executive offices)	(Zip Code)

(801) 438-1036

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CODX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 on Form 8-K/A amends the Current Report on Form 8-K filed by Co-Diagnostics, Inc. (the “Company”) on October 13, 2026 (the “Original Form 8-K”). This Amendment is being filed to (i) file a revised version of the ATM Waterfall Distribution Agreement as Exhibit 10.4, which reflects the removal of Maxim Group LLC (“Maxim”) as a party thereto, (ii) file as Exhibit 10.7 the ATM Payment Direction Letter between the Company and Maxim, pursuant to which Maxim agreed to remit net proceeds from sales under the Company’s at-the-market offering program to the deposit account specified therein, and (iii) amend and restate Item 1.01 to reflect such exhibits. Except as expressly set forth herein, this Amendment does not amend, update or restate any other information in the Original Form 8-K.

Item 1.01 Entry into a Material Definitive Agreement.

Senior Secured Convertible Loan Transaction with J.J. Astor & Co.

On October 9, 2026, Co-Diagnostics, Inc. (the “Company”) entered into a Loan Agreement (the “Loan Agreement”) with J.J. Astor & Co. (the “Lender”), pursuant to which the Lender agreed to provide loans to the Company in an aggregate principal funding amount of up to $3.1 million. At the initial closing, the Lender funded an initial loan of $2.1 million and the Company issued to the Lender a senior secured convertible installment promissory note having an original principal amount of $2.835 million (the “Initial Note”). Beginning 60 days after the date of the Loan Agreement, subject to the satisfaction of the conditions set forth in the Loan Agreement, the Company may elect to borrow an additional $1.0 million and issue an additional senior secured convertible installment promissory note having an original principal amount of $1.35 million (the “Additional Note” and, together with the Initial Note, the “Notes”). The original principal amounts of the Notes reflect a factor rate of 1.35 times the applicable funded amount. The Lender retained a 4% origination fee from the initial funded amount, resulting in initial net cash proceeds of approximately $2.016 million before other transaction expenses. Under the terms of the Loan Agreement and the Notes, the Company must maintain a minimum cash balance of $250,000 while the Notes are outstanding. The Company intends to use the net proceeds for general working capital purposes.

The Notes are payable in 30 weekly installments and are secured by a senior-priority lien on substantially all assets of the Company and its existing subsidiaries as subsidiary guarantors pursuant to a pledge and security agreement (the “Pledge and Security Agreement”) and a subsidiary guarantee (the “Subsidiary Guarantee”). The Company may prepay a Note at any time without penalty. If a Note is paid in full within 45 days after its funding date and no event of default has occurred, the repayment amount will be reduced to reflect a factor rate of 1.29 times the applicable funded amount, less all weekly installment payments previously made. Upon an event of default, the outstanding balance becomes immediately due and payable, the outstanding principal amount of the Initial Note and (if issued) the Additional Note is increased to 120% of the then-outstanding principal amount(s) and bear default interest at 19% per annum, compounded daily (the “Default Amount”) and may be converted by the Lender at the Event of Default Conversion Price (as defined in the Loan Agreement).

The Lender may convert all or any portion of the payment amount under a Note into shares of the Company’s common stock (the “Conversion Shares”) at a conversion price equal to the greater of (i) 90% of the lowest volume-weighted average price of the common stock during the 10 consecutive trading days immediately preceding the conversion date and (ii) the minimum price determined under the applicable Nasdaq listing rules, subject to a floor price equal to 20% of that Nasdaq minimum price and to customary adjustments. On the six-month anniversary of the closing date, and every six months thereafter, the floor price will be reset to the lower of (i) the floor price then in effect or (ii) 20% of the lowest volume weighted average price of the Company’s common stock during the twenty trading days preceding such reset; provided that the floor price will not be reduced below 20% of the Nasdaq minimum price unless and until the Company obtains stockholder approval.

Following an uncured event of default and acceleration, the applicable conversion price would be the greater of (i) 80% of the lowest volume-weighted average price during the same 10-trading-day period and (ii) the floor price. The conversion price is also subject to anti-dilution adjustments and may be reduced if the Company issues securities at a lower price, subject to the floor price. If the Lender does not receive the full number of shares that it would have received at the applicable VWAP-based discount price because the conversion price is limited by the floor price, the Nasdaq minimum price, the exchange cap or certain other limitations, the Company is required to pay a cash make-whole amount. Conversions are subject to a 9.99% beneficial ownership limitation, which the Lender may increase to no more than 19.99% on 61 days’ prior written notice, and to the aggregate issuance limitations under the Nasdaq listing rules unless stockholder approval is obtained.

In connection with the transaction, the Company issued the Lender 600,000 shares of common stock as commitment shares (the “Commitment Shares”) at the closing date, subject to a make-whole provision, which provides that the company will issue make-whole shares if the Commitment Shares are sold on a day when the closing price of the Company’s stock is less than $0.218. The Company also agreed to reserve shares for issuance upon conversion of the Notes and to seek stockholder approval for issuances exceeding the applicable Nasdaq issuance limitation.

The Loan Agreement requires the Company to file a preliminary proxy statement within five business days after funding of the Initial Loan, mail the definitive proxy statement within five business days after SEC clearance, and hold the stockholder meeting within 30 days after mailing.

The Company and the Lender entered into an ATM Waterfall Distribution Agreement. Under that agreement, 100% of the net proceeds from sales under the Company’s existing at-the-market offering program (the “ATM Program”), after deduction only of the sales agent’s commissions, are to be remitted to a deposit account subject to a deposit account control agreement in favor of the Lender. The initial $1.0 million of such net proceeds is payable to the Lender. Thereafter, 80% of such net proceeds is applied to the Notes and 20% is released to the Company until the required weekly installment payments for the applicable week have been satisfied; for the remainder of that week, 25% is applied to the Notes and 75% is released to the Company. Following an event of default, 80% of such net proceeds is applied to the obligations under the Notes and 20% is released to the Company. Distributions to the Company are further limited if the market value of the registered, freely tradeable shares available under the ATM Program is less than 200% of the outstanding principal amount of the Notes. The ATM Waterfall Distribution Agreement remains in effect until all obligations under the Notes have been paid in full. The Company and Maxim also entered into an ATM Payment Direction Letter, pursuant to which the Company directed Maxim to remit all net proceeds from the ATM Program, after deducting Maxim’s sales commissions and other ATM expenses, to the deposit account specified therein within three business days following Maxim’s receipt of the proceeds, unless and until the Company notifies Maxim in writing that the applicable deposit account control agreement has been terminated.

The Loan Agreement contains customary representations, warranties, affirmative and negative covenants and events of default, including covenants relating to additional indebtedness and equity issuances, maintenance and use of the ATM Program, maintenance of Nasdaq listing, timely filing of reports under the Securities Exchange Act of 1934, as amended, and maintenance of specified share reserves and ATM availability.

The Company and the Lender also entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which, the Company file a registration statement with the SEC within 30 days from the funding date of the Initial Loan to register for resale by the Lender a number of shares of common stock equal to 200% of the Conversion Shares (including Make Whole Shares), assuming the issuance of the Additional Note, and the Commitment Shares, and cause such registration statement to become effective within 60 days of the funding date of the Initial Loan, subject to applicable Securities and Exchange Commission guidance and limitations.

Placement Agency Agreement with Maxim Group LLC

In connection with the transaction, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (“Maxim”), pursuant to which Maxim agreed to act as the Company’s exclusive placement agent on a reasonable best efforts basis in connection with the placement of the Notes. The Company agreed to pay Maxim a cash fee equal to 5.0% of the gross proceeds received by the Company at the initial closing and at any additional closing and to reimburse Maxim for its reasonable expenses, including fees and disbursements of its counsel, up to $5,000. Maxim also is entitled to a transaction fee equal to 5.0% of the proceeds of any public or private financing or other capital-raising transaction consummated during the 12-month period following the closing (or, if no closing occurs, termination of the engagement) with an investor actually contacted or introduced to the Company by Maxim during the term of the Placement Agency Agreement. The engagement continues until the earlier of the final closing of the placement, including any additional closings, and termination by either party upon written notice. The Placement Agency Agreement also contains customary representations, warranties, covenants, closing conditions, indemnification and contribution provisions and other terms and conditions.

The foregoing descriptions of the Loan Agreement, the Notes, the Pledge and Security Agreement, the Subsidiary Guarantee, the ATM Waterfall Distribution Agreement, the ATM Payment Direction Letter, the Registration Rights Agreement and the Placement Agency Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed as exhibits to the Original Form 8-K or this Amendment, as applicable, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated by reference into this Item 3.02.

The Company issued the Initial Note and the Commitment Shares, and may issue the Additional Note, the Conversion Shares, and any make-whole shares, in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder. The Lender represented that it is an “accredited investor” as defined in Rule 501(a) of Regulation D. Neither the Notes nor the Commitment Shares were, and any Conversion Shares or make-whole shares issued absent registration will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Senior Secured Convertible Note (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on October 13, 2026)
10.1	Loan Agreement between Co-Diagnostics, Inc. and J.J. Astor & Co., dated October 9, 2026 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 13, 2026)
10.2	Pledge and Security Agreement, dated October 9, 2026 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on October 13, 2026)
10.3	Subsidiary Guarantee dated October 9, 2026 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on October 13, 2026)
10.4	ATM Waterfall Distribution Agreement between Co-Diagnostics, Inc. and J.J. Astor & Co., dated October 9, 2026
10.5

Registration Rights Agreement between Co-Diagnostics, Inc. and J.J. Astor & Co., dated October 9, 2026 (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on October 13, 2026)

10.6

Placement Agency Agreement between Co-Diagnostics, Inc. and Maxim Group LLC, dated October 9, 2026 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on October 13, 2026)

10.7	ATM Payment Direction Letter between Co-Diagnostics, Inc. and Maxim Group LLC, dated October 9, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CO-DIAGNOSTICS, INC.

October 15, 2026	By:	/s/ Dwight H. Egan
	Name:	Dwight H. Egan
	Title:	Chief Executive Officer